Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-8 No. 333-249424) pertaining to the 2017 Equity Incentive Plan (Prior Plan), 2020 Equity Incentive Plan, and 2020 Employee Stock Purchase Plan of Kronos Bio, Inc.,

(2) Registration Statements (Form S-8 Nos. 333-254620, 333-262993 and 333-270564) pertaining to the 2020 Equity Incentive Plan and 2020 Employee Stock Purchase Plan of Kronos Bio, Inc., and

(3) Registration Statement, as amended (Form S-3 No. 333-260922) of Kronos Bio, Inc.;

of our report dated March 21, 2024, with respect to the financial statements of Kronos Bio, Inc. included in this Annual Report (Form 10-K) of Kronos Bio, Inc. for the year ended December 31, 2023.

/s/ Ernst & Young LLP

San Mateo, California
March 21, 2024